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          SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, DC  20549


                      FORM S8
             REGISTRATION STATEMENT
                      UNDER
           THE SECURITIES ACT OF 1933


            NOVA PHARMACEUTICAL, INC
   (Exact name of issuer as specified in its charter)

        Nevada                                      51-0380412
(State of Incorporation)             (IRS Employer Identification No.)

              31712 Casino Drive Suite 7B
                 Lake Elsinore Ca 92530
                      909-245-4657
  (Address and telephone number of principal executive offices)

Nova Pharmaceutical, Inc. 2000 Non-Statutory Employee Stock Option Plan
             (Full title of the plan)

                    Samuel Wierdlow
                   1400 Colorado St
                 Boulder City, Nv 89005
(Name, address, and telephone Number of registered agent for service)


CALCULATION OF REGISTRATION FEE

Title of Securities to   Amount to be  Proposed Maximum    Proposed Maxi-    Amount of
   Be Registered          Registered   Offering Price Per  mum Aggregate    Registration
                                             Share         Offering Price       Fee
----------------------   ------------  ------------------  ---------------   -----------
Common Stock (par value   2,000,000             $1.81         $3,620,000       $1,006.36
   $.001 per share)       shares (1)

(1) The Proposed Maximum Aggregate Offering Price listed above has been determined pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and represents (i) the aggregate exercise price of all options to acquire any of the above-registered shares granted under the Plan as of the Effective Date of this registration, plus (ii) the product of the remaining shares registered hereunder available for future grant under the Plan multiplied by a per share price of $2.00, the closing price of Nova Pharmaceutical, Inc. Common Stock on the OTC BB on February 23, 2000.


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                          PART I

       INFORMATION REQUIRED BY THE REGISTRATION STATEMENT

Item 1.  Plan Information.

This Registration Statement relates to the registration of 2,000,000 shares of Common Stock, par value $.001 per share, of Nova Pharmaceutical, Inc. This Non-Statutory Stock Option Plan (the "Plan") is intended as an incentive, to aid in attracting and retaining in the employ or other service of Nova Pharmaceutical, Inc. (the "Company"), a Nevada corporation, and any Affiliated Corporation, persons of experience and ability and whose services are considered valuable, to encourage the sense of proprietorship in such persons, and to stimulate the active interest of such persons in the development and success of the Company. This Plan provides for the issuance of non-statutory stock options ("NSOs" or "Options") which are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended the "Code"). Documents containing the information required by Part I of the Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b). Such documents are not filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.

Item 2.  Registrant Information and Employee Plan Annual Information.

The registrant shall provide the Plan participants, upon their written or oral request, the documents incorporated by reference in Item 3 Part II of this Registration Statement. The Registrant shall also provide, without charge, upon written or oral request, all other documents required to be delivered pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at 31712 Casino Drive, Suite 7B Lake Elsinore, Ca 92530.



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                          PART II

         INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange
Commission are incorporated herein by reference:

1. The Registrant's Form 10-SB, including all amendments, which include financial and other required information for the year ended 12-31-98, and financial statements for the nine months ended 9-30-98 and 9-30-99.

2. A description of the Registrant's Common Stock contained in the Exhibits to the Form 10-SB, as amended.

3. All documents subsequently filed by the Registrant pursuant to the Exchange Act prior to the filing of a post-effective amendment indicating that all securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.  Description of Securities.

The Registrant has authorized 100,000,000 shares of common stock, par value $.001 (the "Common Stock"), of which 12,791,096 are issued and outstanding, and 25,000,000 shares of Series A Preferred Stock, none of which are issued.

Holders of Common Stock are entitled to one vote per share on each matter submitted to vote of stockholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, holders of the majority of the outstanding shares of Common Stock are able to elect the entire board of directors and, if they do so, minority stockholders would not be able to elect any members of the board of directors. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. The Company has not yet paid out cash dividends on it's Common Stock, and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5.  Interests of Named Experts and Counsel

Jody Walker, Esq., counsel to the Registrant in connection with this Registration Statement on Form S-8, shall receive 25,000 shares in conjunction with this Registration Statement.

Item 6.  Indemnification of Officers and Directors

The Registrant's Articles of Incorporation, as amended, By Laws, and Nevada Revised Statutes indemnify all persons so identified as being covered, including officers and directors, from personal liability as described below.

The Registrant's Articles of Incorporation, as amended, provide that the Registrant's officers and directors shall not be personally liable to the Registrant or it's stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law or (ii) for the payment of dividends in violation of Nevada Revised Statutes 78.300. The Nevada Revised Statutes also limit the personal liability of officers and directors under certain circumstances as set forth below:

Section 78-781 of Nevada Revised Statutes contains provisions relating to the indemnification of officers and directors. This section generally provides that a corporation may indemnify any person who was or is a party to any threatened, pending, or completed action, suit or proceeding whether civil or criminal, administrative or investigative, except for an action by or in right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation. It must be shown that he acted in food faith and in a manner which is reasonably deemed to be in or not opposed to the best interests of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his duty to the corporation.


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Item 7.  Exemption From Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed hereto:

 Exhibit 5.    Opinion and Consent of Jody Walker, Esq.
 Exhibit 23  Consent of Sarna & Company, Certified Public Accountants

Item 9. Undertakings.

The undersigned Registrants hereby undertakes:

To include any material information with respect to plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

That for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(i) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, ( and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 ) that is incorporated by reference in the Registration Statement shall be deemed to be an new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. (ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors and officers and controlling persons of the Registrant, pursuant to the forgoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim against such liabilities (other than payment by the Registrant of expenses paid or incurred by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.



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                          SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Elsinore, California on the 23rd day of February, 2000.



/s/  Ralph Man
-------------------------
Ralph Man
     President and Chief Executive Officer and Director


/s/  James Ayres
-------------------------
James Ayres
     Secretary, and Director